EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended December 31, 2020, Declares Quarterly Cash Distribution of $0.10 per Share

•	GAAP Net Investment Income (“NII”) of $0.10 per share, or $7.3 million, provided fourth quarter distribution coverage of 101%.
•

Net Asset Value (“NAV”) increased to $315.0 million, up 2.8% from $306.6 million; NAV per share decreased 0.2% to $4.23 per share from $4.24 per share, primarily due to an increase in total shares outstanding.

•

Transformational progress towards reducing junior capital and non-core exposure, successfully exiting  $171 million of these investments during the fourth quarter and subsequent period. As a result, non-core holdings represent just 9%[1] of the total portfolio at fair value as of February 23, 2021.

•	Net leverage of 0.51x as of December 31, 2020, down significantly from 0.98x as of September 30, 2020, primarily driven by net investment exits during the fourth quarter.
•	Total liquidity for portfolio company investments, including cash, was approximately $285 million, subject to leverage and borrowing base restrictions.

New York, March 3, 2021 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.10 per share, payable in cash on April 7, 2021 to stockholders of record at the close of business on March 17, 2021.

“We are pleased to report continued transformational progress towards our goal of reducing non-core and junior capital exposure in our portfolio,” said James E. Keenan, Chairman and Interim CEO of the Company. “During and subsequent to the fourth quarter, we made significant headway in reducing this exposure. We achieved this primarily through meaningful reductions in our exposure to Gordon Brothers Finance Company (“GBFC”) and BCIC Senior Loan Partners (“SLP”), coupled with the complete exits of our investments in First Boston Construction Holdings (“FBCH”) and CB-HDT Holdings. In addition, we believe there are more near-term opportunities that could lead to continued repayments in the non-core book.”

	February 23, 2021[1]	September 30, 2020	December 31, 2019
Portfolio Composition
First Lien Debt	58%	37%	34%
Second Lien Debt	28%	25%	23%
Junior Capital[2]	14%	38%	43%

Portfolio Company Count	58	55	47
Non-Core Assets
Portfolio Company Count[3]	6	7	9
FMV ($ in Millions)	40	53	120
% of investments, at FMV	9%	9%	16%

1 Preliminary estimate of portfolio construction as of February 23, 2021, using valuation marks as of December 31, 2020.

2 Includes unsecured/subordinated debt and equity investments.

3 Excludes portfolio companies with zero fair market value.

	October 1, 2020 - February 23, 2021
	$ in Millions	%
Deployments
First Lien Debt	69	76%
Second Lien Debt	21	23%
Unsecured Debt	1	1%
Repayments/Exits
Non-Core & Junior Capital	171	68%
Other Core Assets	80	32%

“The Company has continued to identify strong risk-adjusted return opportunities for capital deployment. Consistent with our strategy, investments have been focused on senior secured debt with an emphasis on first lien loans. We expect the percentage of first lien investments as well as the diversity of the portfolio to further increase as we continue to deploy capital,” added Keenan.

“We are returning to paying an all cash dividend this quarter at a level of $0.10 per share. For the last three quarters, we have de-risked our portfolio during a period of unprecedented economic uncertainty, and as part of that process we took the prudent but temporary step of paying a portion of our dividend in stock. With most of the de-risking accomplished, we are confident in resuming our normalized approach to dividends.

“This strategic progress has resulted in significant repayments and deleveraging, causing portfolio leverage to decline to approximately 0.43x as of February 23rd, 2021, from 0.98x at the end of the third quarter of 2020. We believe the strength of our platform will allow us to rebuild the portfolio in a manner that is consistent with our strategy. In the near term, we expect that NII will likely be compressed (in the range of 5 to 6 cents per share at the current leverage ratio). We anticipate that, as we redeploy capital, we will rebuild NII, enabling us to grow into the dividend,” added Keenan.

“With the strategic portfolio exits largely behind us, our near-term priorities include optimizing our capital structure, which includes addressing the 2022 and 2023 debt maturities, as well as allocating more capital towards programmatic share repurchases. Additionally, to further bolster NAV, BlackRock has elected to fully waive its incentive fee for the fourth quarter, which totaled $1.3 million,” concluded Keenan.

Financial Highlights

	Q4 2020		Q3 2020		Q4 2019
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$7.3	$0.10	$8.5	$0.12	$9.6	$0.14
Net realized and unrealized gains/(losses)	$2.6	$0.04	$(35.7)	$(0.51)	$(11.2)	$(0.16)
Basic earnings/(losses)	$9.9	$0.14	$(27.2)	$(0.39)	$(1.6)	$(0.02)
Distributions declared	$7.2	$0.10	$7.0	$0.10	$9.6	$0.14
Net Investment Income/(loss), as adjusted[1]	$7.3	$0.10	$8.5	$0.12	$9.6	$0.14
Basic earnings/(losses), as adjusted[1]	$9.9	$0.14	$(27.2)	$(0.39)	$(1.6)	$(0.02)

	2020 Totals		2019 Totals
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$34.2	$0.49	$41.9	$0.61
Net realized and unrealized gains/(losses)	$(138.1)	$(1.98)	$(48.8)	$(0.71)
Basic earnings/(losses)	$(103.9)	$(1.49)	$(6.9)	$(0.10)
Distributions declared	$30.6	$0.44	$44.1	$0.64
Net Investment Income/(loss), as adjusted[1]	$34.2	$0.49	$41.9	$0.61
Basic earnings/(losses), as adjusted[1]	$(103.9)	$(1.49)	$(6.9)	$(0.10)

($'s in millions, except per share data)	December 31, 2020	September 30, 2020	December 31, 2019

Total assets	$511.7	$621.4	$774.1
Investment portfolio, at fair market value	$479.0	$609.0	$749.9
Debt outstanding	$179.8	$305.0	$313.6
Total net assets	$315.0	$306.6	$435.6
Net asset value per share	$4.23	$4.24	$6.33
Net leverage ratio[2]	0.51x	0.98x	0.70x

______________________________________

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 10.
[2]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates for the Fourth Quarter and Subsequent Period

•	Reduced Exposure in Non-core Legacy Portfolio:
o

Our investment in the unsecured debt of CB-HDT Holdings, Inc. was repaid in full (along with the entire accrued and unpaid PIK interest), resulting in a repayment of $9.4 million to the Company. This investment had a FMV of $8.9 million at September 30, 2020.

o

Red Apple Stores Inc. paid down $6.2 million on its 2nd lien loan to the Company utilizing excess cash on its balance sheet as its financial performance improved significantly during 2020. The FMV of the remaining 2nd lien investment in Red Apple is $14.8 million as of December 31, 2020. This investment had a FMV of $17.3 million at September 30, 2020, which was prior to the aforementioned principal reduction.

o

As of February 23rd, 2021, non-core legacy assets comprised approximately $40 million, or 9% of our total portfolio at fair market value (six portfolio companies), as compared to 9% at the end of the third quarter and 16% at the end of 2019. Of the $40 million, approximately $38 million of non-core positions at FMV consist of income-producing investments across five portfolio companies.

•	Reduced Exposure in other junior capital:
o

During the fourth quarter, $87.4 million of repayments were received on the unsecured debt of GBFC. These repayments were driven by (i) the previously disclosed sale of GBFC’s loan portfolio to Callodine Commercial Finance, Inc. and (ii) monetization of an equity warrant position issued by a prior GBFC portfolio company. The FMV of the Company’s remaining unsecured debt of GBFC is $22.9 million as December 31, 2020. This investment had an FMV of $121.8 million at September 30, 2020 which was prior to the aforementioned loan portfolio sale.

o

SLP sold a majority of its loan portfolio in the fourth quarter. Following this sale, SLP paid off and terminated its credit facility, and returned $23.0 million of capital to BCIC in December. Subsequent to year end, SLP partially sold one additional investment and returned an incremental $4 million to BCIC. After these sales, the remaining portfolio of SLP now consists of four portfolio companies with first lien loans with an aggregate FMV of approximately $31 million. BCIC owns 85% of the equity in SLP.

o

Investments in the subordinated debt and equity of First Boston Construction Holdings, LLC were fully repaid subsequent to the end of the fourth quarter resulting in the payment of $38.5 million to the Company. These investments had a FMV of $37.2 million at December 31, 2020.

•

Share Repurchase Program: No shares were repurchased under our existing share repurchase program during the fourth quarter of 2020. Cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 total approximately 8.3 million shares for $54.0 million. Since the inception of our share repurchase program through December 31, 2020, we have purchased over 10.0 million shares at an average price of $6.62 per share, including brokerage commissions, for a total of $66.3 million. On November 3, 2020, the Company’s Board of Directors authorized the Company to purchase up to a total of 7,500,000 shares, effective until the earlier of November 2, 2021 or such time that all the authorized shares have been repurchased. As of December 31, 2020, 7,500,000 shares remained authorized for repurchase. With several strategic portfolio exits already accomplished, BCIC is increasing the amount of capital allocated towards programmatic share repurchases.

Fourth Quarter Financial Updates

•

NII was $7.3 million, or $0.10 per share, for the three months ended December 31, 2020. Relative to distributions declared of $0.10 per share, our NII distribution coverage was 101% for the quarter. Total investment income declined by 10.4% compared to previous quarter mainly driven by GBFC unsecured debt being put on non-accrual status during the fourth quarter.

•

NAV increased to $315.0 million, up 2.8% from $306.6 million as of September 30, 2020. NAV per share decreased 0.2% or $(0.01) per share to $4.23 per share on a quarter-over-quarter basis, primarily due to an increase in total shares outstanding.

•

For the quarter ended December 31, 2020, we incurred base management fees of $2.3 million, and incentive management fees based on income of $1.3 million. Our advisor has voluntarily waived the incentive fees based on income of $1.3 million, resulting in no net incentive fees for the period. Since March 2017, the adviser has waived $29.7 million of incentive management fees on a cumulative basis. For incentive management fees based on gains, there was no accrual or payment as of December 31, 2020.

•

Tax characteristics of all 2020 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2020 distributions included a $0.12 per share return of capital. Our return of capital distributions totaled $2.11 per share from inception to December 31, 2020. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2020.

Portfolio and Investment Activity for the Fourth Quarter and Subsequent Period*

($’s in millions)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019

Investment deployments	$59.9	$73.0	$143.5	$303.5
Investment exits	$193.2	$38.1	$277.6	$176.7
Number of portfolio company investments at the end of period	55	47	55	47
Weighted average yield of debt and income producing equity securities, at fair market value	8.9%	10.9%	8.9%	10.9%
% of Portfolio invested in Secured debt, at fair market value	77%	57%	77%	57%
% of Portfolio invested in Unsecured debt, at fair market value	13%	22%	13%	22%
% of Portfolio invested in Equity, at fair market value	10%	21%	10%	21%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$17.3	$21.9	$17.3	$21.9

*Balance sheet amounts and yield information above are as of period end

•

We deployed $59.9 million during the quarter while exits and repayments totaled $193.2 million, resulting in a $133.3 million net decrease in our portfolio primarily due to progress made in reducing exposure in non-core and other junior capital investments previously mentioned.

▪	Our deployments primarily consisted of seven new portfolio companies and three investments into existing portfolio companies, which are outlined as follows:

New Portfolio Companies

▪	$25.0 million L + 9.00% first lien term loan and $8.1 million unfunded delayed draw term loan to Callodine Commercial Finance, LLC, as part of the previously disclosed GBFC transaction;
▪	$7.8 million L + 6.25% first lien term loan to Paula's Choice Holdings, Inc., a well-established direct-to-consumer skincare brand;
▪	$5.8 million L + 9.00% second lien term loan to Team Services Group, LLC, a leading provider of homecare assistance for the elderly and people with disabilities;
▪

$4.7 million L + 7.00% first lien term loan and $3.1 million unfunded delayed draw term loan to Thras.io, LLC, a consolidator of small to medium sized brands that sell through Amazon’s third-party platform;

▪	$4.7 million L + 8.00% second lien term loan to Syndigo, LLC, a provider of digital content and retail optimization solutions for the consumer goods industry;
▪

$1.8 million L + 6.25% first lien term loan and $0.3 million revolving term loan ($0.1 million unfunded) to IT Parent, LLC, a sales automation software platform designed for insurance carriers and distributors; and

▪

$1.5 million L + 7.00% first lien term loan and $3.5 million unfunded delayed draw term loan to Sonny’s Enterprises, LLC, a manufacturer and provider of car wash equipment, parts, chemicals and controls software;

Incremental Investments

▪	$3.0 million of incremental L + 6.76% first lien term loan to Live Auctioneers, LLC;
▪	$2.3 million of incremental L + 8.50% second lien term loan to AmeriLife Holdings, LLC; and
▪	$1.3 million of incremental L + 7.00% second lien term loan to NEP II, Inc.
▪	Our sales, exits, and repayments were primarily concentrated in seven portfolio company exits, three partial repayments, two partial sales, and one partial return of capital:
▪	$87.4 million partial repayment of our unsecured debt in GBFC;
▪	$23.0 million partial return of capital from our equity investment in SLP;
▪	$17.5 million full repayment of Vertellus Holdings, LLC first lien term loan;
▪	$11.9 million full repayment of Cambrex Corporation second lien term loan;
▪	$9.4 million full repayment of CB-HDT Holdings, Inc. unsecured debt, a non-core legacy position;
▪	$9.1 million of proceeds from our partial sale of Zest Acquisition Corp. second lien term loan;
▪	$8.4 million full repayment of P&L Development, LLC first lien term loan;
▪	$6.2 million partial repayment of Red Apple Stores Inc. second lien term loan, a non-core legacy position;
▪	$5.1 million full repayment of ECI Macola/Max Holding, LLC second lien term loan;
▪	$4.9 million of proceeds from our partial sale of Midwest Physician Administrative Services, LLC second lien term loan;
▪	$3.5 million partial repayment of Outcomes Group Holdings, Inc. second lien term loan;

▪	$2.7 million full repayment of Pulse Secure, LLC first lien term loan; and
▪	$2.4 million full repayment of Marketlive, LLC (Kibo) first lien term loan.
•

As of December 31, 2020, there were four non-accrual investment positions, representing approximately 6.5% and 17.8% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to four non-accrual investment positions of approximately 2.4% and 6.9% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2019. As previously disclosed, the Company’s unsecured debt investment in GBFC became a new non-accrual investment during the quarter after the sale of GBFC’s loan portfolio. As described earlier, the remaining investment stands to benefit from recovery on the interests retained by GBFC. The average internal investment rating of the portfolio at fair market value at December 31, 2020 was 1.90 as compared to 1.78 as of the prior quarter end. As of February 23, 2021, there were three non-accrual investment positions, representing approximately 5.4% of total debt and preferred stock investments, at fair value.

•	During the quarter ended December 31, 2020, net realized and unrealized gains were $2.6 million, primarily attributable to net appreciation in portfolio valuations during the quarter.

Liquidity and Capital Resources

•

At December 31, 2020, we had $23.3 million in cash and cash equivalents and $261.2 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $284.5 million of availability for portfolio company investments. Committed but unfunded portfolio obligations at December 31, 2020 were $20.0 million (excluding the $4.2 million LP commitment to SLP, which is completely discretionary). We believe there is sufficient liquidity to meet all of the Company’s obligations and selectively deploy new capital.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.51x at quarter-end, and our 271% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $220.7 million. As of February 23, 2021, after accounting for portfolio activity subsequent to the quarter, net leverage declined to approximately 0.43x. Further, as of December 31, 2020, approximately 82% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

•

On December 30, 2020, the Company paid a dividend of $0.10 per share, or $7.23 million, to stockholders of record on November 18, 2020, as announced on November 4, 2020. Of the total $7.23 million dividend, approximately $1.45 million was paid in cash and $5.78 million was paid in approximately 2.16 million shares of the Company’s common stock issued at a price of $2.684 per share (representing the average closing stock price for the Company’s stock on the five trading days beginning on December 16, 2020 and ending on December 22, 2020 (both days inclusive)). Due to the portion of dividends paid in common stock, our NAV has increased by approximately $5.78 million on December 30, 2020.

•	For the first quarter of 2021, BCIC declared an all cash dividend of $0.10 per share, payable on April 7, 2021 to stockholders of record at the close of business on March 17, 2021.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, March 4, 2021, to discuss its fourth quarter 2020 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 458-4121 or from outside the United States, +1(313) 209-6672, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 8535673). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation Fourth Quarter 2020 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active fifteen minutes prior to the scheduled start time.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, March 4, 2021 and ending at 1:00 p.m. on Thursday, March 18, 2021.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 8535673.  To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (https://www.blackrockbkcc.com/investors/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	December 31, 2020	December 31, 2019
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $369,079,320 and $389,156,775)	$354,957,936	$377,136,394
Non-controlled, affiliated investments (cost of $20,927,907 and $65,825,475)	13,099,313	22,473,524
Controlled investments (cost of $216,768,227 and $400,561,551)	110,968,227	350,249,163
Total investments at fair value (cost of $606,775,454 and $855,543,801)	479,025,476	749,859,081
Cash and cash equivalents	23,332,831	14,678,878
Receivable for investments sold	5,439,507	1,871,435
Interest, dividends and fees receivable	2,138,304	5,708,324
Prepaid expenses and other assets	1,783,472	1,945,709
Total Assets	$511,719,590	$774,063,427
Liabilities
Debt (net of deferred financing costs of $1,360,356 and $2,298,004)	$179,798,037	$313,569,694
Interest and credit facility fees payable	502,682	757,472
Distributions payable	—	9,637,075
Base management fees payable	2,313,447	3,251,194
Incentive management fees payable	1,849,597	1,849,597
Payable for investments purchased	9,193,917	7,312,500
Accrued administrative services	389,064	372,407
Other accrued expenses and payables	2,662,569	1,704,507
Total Liabilities	196,709,313	338,454,446
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,478,251 and 77,861,287 issued and 74,466,665 and 68,836,255 outstanding	84,478	77,861
Paid-in capital in excess of par	866,720,809	849,240,398
Distributable earnings (losses)	(485,498,151)	(351,040,023)
Treasury stock at cost, 10,011,586 and 9,025,032 shares held	(66,296,859)	(62,669,255)
Total Net Assets	315,010,277	435,608,981
Total Liabilities and Net Assets	$511,719,590	$774,063,427
Net Asset Value Per Share	$4.23	$6.33

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended December 31, 2020 (Unaudited)	Three Months Ended December 31, 2019 (Unaudited)	Year Ended December 31, 2020	Year Ended December 31, 2019
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$8,160,377	$8,370,290	$31,426,192	$29,292,857
PIK interest income	1,268,636	1,226,151	5,026,084	2,085,016
Fee income	543,312	89,829	620,705	1,444,113
Total investment income from non-controlled, non-affiliated investments	9,972,325	9,686,270	37,072,981	32,821,986
Non-controlled, affiliated investments:
Cash interest income	117,138	128,895	474,862	3,493,487
PIK interest income	121,049	116,575	461,367	245,197
PIK dividend income	—	—	—	220,480
Fee income	(7,377)	1,451	(3,055)	3,055
Total investment income from non-controlled, affiliated investments	230,810	246,921	933,174	3,962,219
Controlled investments:
Cash interest income	3,184,893	5,105,807	19,794,470	22,832,830
PIK interest income	—	759,254	1,053,664	2,776,671
Cash dividend income	1,220,030	3,389,999	8,190,499	15,562,959
Fee income	3,186	3,186	70,712	131,485
Total investment income from controlled investments	4,408,109	9,258,246	29,109,345	41,303,945
Other income	—	—	—	30,371
Total investment income	14,611,244	19,191,437	67,115,500	78,118,521
Expenses:
Base management fees	2,313,447	3,251,193	10,799,832	12,425,101
Incentive management fees	1,278,947	2,122,796	6,304,333	8,751,521
Interest and credit facility fees	3,344,257	4,091,942	15,584,214	15,558,648
Professional fees	432,544	309,728	1,964,252	2,093,064
Administrative services	389,064	372,407	1,457,979	1,403,419
Director fees	157,500	176,500	652,250	729,750
Investment advisor expenses	87,500	87,500	350,000	350,000
Other	578,667	288,190	2,083,486	1,800,932
Total expenses, before incentive management fee waiver	8,581,926	10,700,256	39,196,346	43,112,435
Incentive management fee waiver	(1,278,947)	(1,145,894)	(6,304,333)	(6,901,924)
Expenses, net of incentive management fee waiver	7,302,979	9,554,362	32,892,013	36,210,511
Net Investment Income	7,308,265	9,637,075	34,223,487	41,908,010

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(612,107)	(264,342)	(12,941,524)	(23,660,181)
Non-controlled, affiliated investments	(77,952)	(879,673)	(43,851,965)	(1,225,060)
Controlled investments	—	—	(59,194,744)	—
Net realized gain (loss)	(690,059)	(1,144,015)	(115,988,233)	(24,885,241)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	5,978,376	953,491	(2,123,600)	21,084,787
Non-controlled, affiliated investments	848,530	(1,733,802)	35,523,356	(24,529,889)
Controlled investments	(3,870,607)	(9,423,322)	(55,623,040)	(20,798,389)
Foreign currency translation	325,302	136,690	135,427	333,982
Net change in unrealized appreciation (depreciation)	3,281,601	(10,066,943)	(22,087,857)	(23,909,509)
Net realized and unrealized gain (loss)	2,591,542	(11,210,958)	(138,076,090)	(48,794,750)
Net Increase (Decrease) in Net Assets Resulting from Operations	$9,899,807	$(1,573,883)	$(103,852,603)	$(6,886,740)
Net Investment Income Per Share—basic	$0.10	$0.14	$0.49	$0.61
Earnings (Loss) Per Share—basic	$0.14	$(0.02)	$(1.49)	$(0.10)
Average Shares Outstanding—basic	72,358,355	68,836,255	69,801,849	68,836,590
Net Investment Income Per Share—diluted	$0.10	$0.14	$0.49	$0.59
Earnings (Loss) Per Share—diluted	$0.14	$(0.02)	$(1.49)	$(0.10)
Average Shares Outstanding—diluted	89,352,092	85,829,992	86,795,585	85,830,326
Distributions Declared Per Share	$0.10	$0.14	$0.44	$0.64

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For the period July 1, 2019 through December 31, 2020, BCIA had voluntarily and partially waived incentive fees. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
GAAP Basis:
Net Investment Income	$7,308,265	$9,637,075	$34,223,487	$41,908,010
Net Investment Income per share	0.10	0.14	0.49	0.61
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income net of incentive management fee waiver	—	976,902	—	1,849,597
Pre-Incentive Fee[1]:
Net Investment Income	$7,308,265	$10,613,977	$34,223,487	$43,757,607
Net Investment Income per share	0.10	0.15	0.49	0.64
Less: Incremental incentive management fee expense based on Income net of incentive management fee waiver	—	(976,902)	—	(1,849,597)
As Adjusted[2]:
Net Investment Income	$7,308,265	$9,637,075	$34,223,487	$41,908,010
Net Investment Income per share	0.10	0.14	0.49	0.61

Note: The NII amounts for the three months and year ended December 31, 2020 are net of incentive management fees based on income and an incentive management fee waiver in the amount of $1,278,947 and $6,304,333, respectively. Additionally, please note that the NII amounts for the three months and year ended December 31, 2019 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $1,145,894 and $6,901,924, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.